Exhibit 4.42

English Translation for Reference Only

Agreement

Party A: CEEG (Nanjing) Renewable Energy Co., Ltd.

Party B: CEEG (Nanjing) Solar Research Institute Co., Ltd.

Party C: China Electric Equipment Group Co., Ltd.

Party D: CEEG (Nanjing) Semiconductor Co., Ltd.

Party E: CEEG Nanjing International Trade Co. Ltd.

Party F: CEEG (Nanjing) Special Transformer Co., Ltd.

Party G: CEEG (Jiangsu) Insulative New Material Co., Ltd.

Thereinafter referred to as: Party A, Party B, Party C, Party D, Party E, Party F, Party G

Due to expiration of creditor's rights and liabilities of above-mentioned seven parties, through friendly negotiation all parties agree to transfer creditor's rights and liabilities in one of following modes.

1.  Party A will transfer its creditor’s right to Party B totaling at RMB Fifty one million and ninety five thousand and four hundred and six yuan and two chiao and three cents (RMB51,095,406.23 )to Party C, Party D, Party E, Party F and Party G, including five million and four hundred and ninety four thousand and three hundred and twenty six yuan and one chiao and six cents (RMB5,494, 326.16) accepted by Party C, two million and five hundred and twenty one thousand and five hundred and twenty two yuan and two chaio (RMB2,521,522.20) accepted by Party D, eight million and nine hundred and seventy nine thousand and five hundred and eighty nine yuan and nine chiao and two cents (RMB8, 979, 589.92) accepted by Party E, thirty four million and seventy three thousand and five hundred and sixty seven yuan and nine chiao and five cents (RMB34, 073, 567.95) accepted by Party F, and twenty six thousand and four hundred yuan (RMB26,400) accepted by Party G.

2. The remaining creditor's rights and liabilities unsettled by all parties after it is offset shall be solved by all parties through negotiation.

The agreement shall be in 7 original copies which are taken as proof for entry into the account book.

Party A: CEEG (Nanjing) Renewable Energy Co., Ltd. /seal/ CEEG (Nanjing) Renewable Energy Co., Ltd.
Party B: CEEG (Nanjing) Solar Research Institute Co., Ltd. /seal/ CEEG (Nanjing) Solar Research Institute Co., Ltd.
Party C: China Electric Equipment Group Co., Ltd. /seal/ China Electric Equipment Group Co., Ltd.
Party D: CEEG (Nanjing) Semiconductor Co., Ltd. /seal/ CEEG (Nanjing) Semiconductor Co., Ltd.
Party E: CEEG Nanjing International Trade Co. Ltd. /seal/ CEEG Nanjing International Trade Co. Ltd.
Party F: CEEG (Nanjing) Special Transformer Co., Ltd. /seal/ CEEG (Nanjing) Special Transformer Co., Ltd.
Party G: CEEG (Jiangsu) Insulative New Material Co., Ltd. /seal/ CEEG (Jiangsu) Insulative New Material Co., Ltd.

Date: December 31, 2011